Exhibit 99.1

Skullcandy Announces First Quarter 2013 Financial Results

PARK CITY, UTAH – May 2, 2013 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the first quarter ended March 31, 2013.

First Quarter Results

•	Net sales were $37.1 million

•	Net loss was ($0.25) per diluted share

•	Non-GAAP adjusted net loss was ($0.23) per diluted share

“While our first quarter results were in line with expectations, there is still much work to be done in order to improve on our recent performance,” stated Hoby Darling, President and CEO. “Skullcandy rapidly expanded its share of the headphone category the past few years driven in large part by a disruptive market position and strong brand equity within action sports. We now need to broaden our growth pillars in order to evolve as an audio leader and expand the category. Our go-forward plans will focus on developing more technology driven, consumer innovative products, creating deeper connections with consumers through authentic and clear brand messages, and winning at the point of sale. Through diligent focus on these key areas, combined with establishing a balanced distribution platform, we believe we can achieve our near-term operating goals while setting the Company up to deliver consistent sales and earnings growth over the long-term.”

Net sales in the first quarter of 2013 decreased 30.4% to $37.1 million from $53.3 million in the same quarter of the prior year. North America net sales decreased 37.9% to $28.7 million from $46.1 million in the same quarter of the prior year. The prior year’s first quarter was aided by lower retail customer inventory coming out of the holiday season and a packaging change that led to higher sales, creating a challenging year over year quarterly comparison. Further, the Company chose to scale back its sales to the highly discounted off-price channel by approximately 67%. This decrease was partially offset by an increase in gaming net sales of 43.8%. International net sales increased 17.5% to $8.4 million from $7.1 million in the same quarter of the prior year. Included in the North America segment in Q1 2013 and Q1 2012 are net sales of $2.1 million and $3.4 million, respectively, that were sold from North America to customers with a “ship to” location outside of North America. Adjusting these sales into the international segment, international net sales are flat year over year.

Gross profit in the first quarter of 2013 decreased 35.6% to $16.5 million from $25.6 million in the same quarter of the prior year. Gross profit as a percentage of net sales, or gross margin, was 44.5% in the first quarter of 2013 compared to 48.1% in the first quarter of 2012. The decrease in gross margin is primarily due to a write off of $0.8 million related to end of life products (“EOL”). Certain reclassifications have been made to the 2012 balances to conform to the 2013 presentation so as to better reflect where these costs should reside in the statement of operations. For this reason, tooling depreciation and warranty related expenses are being included in cost of goods sold for all comparable periods.

Selling, general and administrative (SG&A) expenses in the first quarter 2013 increased 9.0% to $26.3 million from $24.1 million in the same quarter of the prior year. As a percentage of net sales, selling, general and administrative expenses increased to 71.0% from 45.3% in the same quarter of the prior year. SG&A expenses in the first quarter 2013 include $1.2 million in certain severance related expenses. During the three months ended March 31, 2013, the Company recorded a loss of $2.0 million related to disposals of property and equipment for certain EOL products.

Income (loss) from operations decreased to ($9.8 million) from $1.5 million in the same quarter of the prior year.

Net loss attributable to Skullcandy, Inc. in the first quarter of 2013 was ($7.0 million), or ($0.25) per diluted share, based on 27.7 million diluted weighted average common shares outstanding. Net income attributable to Skullcandy, Inc. in the same quarter of the prior year was $1.1 million, or $0.04 per diluted share, based on 27.9 million diluted weighted average common shares outstanding. Excluding certain severance related expenses, non-GAAP adjusted net loss in the first quarter of 2013 was ($6.3 million), or ($0.23) per diluted share based on 27.7 million diluted weighted average common shares outstanding. For a reconciliation of non-GAAP adjusted net income (loss) to net income (loss), see the accompanying tables at the end of this release.

Balance Sheet Highlights

As of March 31, 2013, cash and cash equivalents totaled $33.5 million compared to $10.9 million as of March 31, 2012 and the Company had no long-term debt. As of March 31, 2013, the Company had $25.6 million of availability under its credit facility. Accounts receivable decreased 11.0% to $34.8 million as of March 31, 2013 from $39.2 million as of March 31, 2012 and were down $41.5 million from December 31, 2012. Inventory as of March 31, 2013 was consistent with levels as of March 31, 2012.

Call Information

A conference call to discuss the first quarter 2013 results is scheduled for today, May 2, 2013, at 4:30 PM Eastern Time/2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. Analysts and investors can participate in the live call by dialing (877) 705-6003 or (201) 493-6725. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 9, 2013. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and enter ID #413283.

About Skullcandy, Inc.

Skullcandy is a leading global designer, marketer and distributor of performance audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy was launched in 2003 and quickly became one of the world’s most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company’s products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Forward-Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s guidance, outlook, future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2012 10-K filed with the Securities and Exchange Commission on March 13, 2013. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise

Non-GAAP Measures

Non-GAAP adjusted net income and non-GAAP adjusted fully diluted earnings per share, for the periods presented, represents diluted net income per share excluding the impact of severance expenses associated with the departure of the Company’s former Chief Executive Officer and the settlement of litigation. Management does not believe these expenses correlate to the underlying performance of the business. As a result, the Company believes that non-GAAP adjusted net income and non-GAAP adjusted fully diluted earnings per share provides important additional information for measuring its performance, provides consistency and comparability with the Company’s past financial performance, facilitates period to period comparisons of the Company’s operations, and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The Company’s management team uses these metrics to evaluate the Company’s business and believes they are a measure used frequently by securities analysts and investors. Non-GAAP adjusted net income and adjusted fully diluted earnings per share do not represent, and should not be used as a substitute for net income and diluted earnings per share, as determined in accordance with GAAP. The Company’s method of calculating non-GAAP adjusted net income and adjusted fully diluted earnings per share may differ from that of other companies.

Contacts

ICR

Brendon Frey / Joe Teklits

203-682-8200

Brendon.Frey@icrinc.com

Joseph.Teklits@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share information)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Net sales	$37,050	$53,280
Cost of goods sold	20,564	27,665

Gross profit	16,486	25,615
Selling, general and administrative expenses	26,311	24,131

Income (loss) from operations	(9,825)	1,484
Other expense (income)	539	(48)
Interest expense	103	124

Income (loss) before income taxes and noncontrolling interests	(10,467)	1,408
Income tax expense (benefit)	(3,387)	267

Net income (loss)	(7,080)	1,141

Net loss (income) attributable to noncontrolling interests	33	(24)

Net income (loss) attributable to Skullcandy, Inc.	$(7,047)	$1,117

Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$(0.25)	$0.04
Diluted	(0.25)	0.04
Weighted average common shares outstanding
Basic	27,700,765	27,281,753
Diluted	27,700,765	27,942,313

SKULLCANDY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

(unaudited)

	As of March 31, 2013	As of March 31, 2012	As of December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$33,514	$10,913	$19,345
Accounts receivable, net	34,847	39,162	76,307
Inventories	51,183	51,075	41,567
Prepaid expenses and other current assets	3,978	4,846	5,604
Deferred taxes	6,863	3,097	2,943

Total current assets	130,385	109,093	145,766
Property and equipment, net	12,966	10,636	16,000
Intangibles	12,112	13,392	12,481
Goodwill	13,867	13,867	13,867
Deferred financing fees	100	341	161

Total assets	$169,430	$147,329	$188,275

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,557	$21,794	$22,887
Accrued liabilities	13,365	14,054	21,047
Bank line of credit	—	1	—

Total current liabilities	30,922	35,849	43,934
Deferred taxes	2,061	1,878	2,219
Stockholders’ equity:
Common stock	3	3	3
Treasury stock	(43,294)	(43,294)	(43,294)
Additional paid-in capital	129,632	121,041	128,676
Accumulated other comprehensive income (loss)	426	(232)	(22)
Retained earnings	49,171	31,456	56,218

Total Skullcandy stockholders’ equity	135,938	108,974	141,581
Noncontrolling interests	509	628	541
Total stockholders’ equity	136,447	109,602	142,122

Total liabilities and stockholders’ equity	$169,430	$147,329	$188,275

SKULLCANDY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Operating activities
Net income (loss)	$(7,080)	$1,141
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,176	1,302
Loss on disposal of property and equipment	1,956	—
Provision for doubtful accounts	550	143
Deferred income taxes	(4,076)	(867)
Noncash interest expense	64	60
Stock-based compensation expense	933	1,601
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	40,955	11,346
Inventories	(9,588)	(7,069)
Prepaid expenses and other current assets	1,993	3,199
Accounts payable	(5,336)	(1,462)
Accrued liabilities	(7,699)	(11,037)

Net cash provided by (used in) operating activities	14,848	(1,643)
Investing activities
Purchase of property and equipment	(712)	(1,350)

Net cash used in investing activities	(712)	(1,350)
Financing activities
Net borrowings (repayments) on bank line of credit	—	(9,883)
Proceeds from exercise of stock options	22	390
Income tax benefit from stock option exercises	3	—

Net cash provided by (used in) financing activities	25	(9,493)

Effect of exchange rate changes on cash and cash equivalents	8	97
Net increase in cash and cash equivalents	14,169	(12,389)
Cash and cash equivalents, beginning of period	19,345	23,302

Cash and cash equivalents, end of period	$33,514	$10,913

Supplemental cash flow information:
Cash paid for interest	—	41
Cash paid for income tax	5,405	6,927

SKULLCANDY, INC.

SEGMENT INFORMATION

(unaudited)

The North America segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States and Mexico (through the Company’s joint venture). The international segment primarily includes Skullcandy product sales to customers in Europe and Asia that are served by the Company’s European and Asian operations. Included in the North America segment for the three months ended March 31, 2013 and 2012 are net sales of $2.1 million and $3.4 million, respectively, that represent products that were sold from North America to distributors in other countries.

	Three Months Ended March 31,
	2013	2012
Net sales
North America	$28,665	$46,146
International	8,385	7,134

Consolidated	37,050	53,280
Gross profit
North America	12,455	21,736
International	4,031	3,879

Consolidated	16,486	25,615
Income (loss) from operations
North America	(9,367)	(103)
International	(458)	1,587

Consolidated	$(9,825)	$1,484

SKULLCANDY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME (LOSS)

(in thousands of dollars)

(unaudited)

	Three months ended March 31,
	2013	2012
Net income (loss)	$(7,080)	$1,141
Net loss (income) attributable to noncontrolling interests	33	(24)
Severance-related expenses, net of tax benefit (1)	776	—
Legal and settlement expenses associated with litigation, net of tax benefit (2)	—	418

Non-GAAP adjusted net income (loss)	$(6,271)	$1,535

(1)	This item is recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. It is reflected in the schedule above net of tax benefit of $446 thousand for the three months ended March 31, 2013.
(2)	This item is recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. It is reflected in the schedule above net of tax benefit of $249 thousand for the three months ended March 31, 2012.

SKULLCANDY, INC.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE – GAAP TO DILUTED EARNINGS (LOSS) PER SHARE – NON-GAAP

(unaudited)

	Three months ended March 31,
	2013	2012
Diluted earnings (loss) per share - GAAP	$(0.25)	$0.04
Severance-related expenses, net of tax benefit	0.02	—
Legal and settlement expenses associated with litigation, net of tax benefit	—	0.01

Diluted earnings (loss) per share – non-GAAP	$(0.23)	$0.05